UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2015

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 12, 2015, Molina Healthcare, Inc. (the “Company”) and two of its wholly-owned subsidiaries, Molina Information Systems, LLC and Molina Medical Management, Inc., entered into a Credit Agreement (the “Credit Agreement”) for an unsecured $250 million revolving credit facility with various lenders and SunTrust Bank, as Administrative Agent, Swing Line Lender and Issuing Bank. The credit facility will be used to finance working capital needs, permitted acquisitions, capital expenditures and for other general corporate purposes.

The credit facility has a term of five years and all amounts outstanding under the credit facility will be due and payable on June 12, 2020. Subject to obtaining commitments from existing or new lenders and satisfaction of other specified conditions, the Company may increase the credit facility to up to $350 million.

Borrowings under the credit facility will bear interest based, at the Company’s election, at a base rate or an adjusted LIBOR rate, plus in each case the applicable margin. The base rate is the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) the federal funds rate, as in effect from time to time, plus 0.50% per annum and (c) a rate per annum equal to adjusted LIBOR for a term of one month plus 1.0% per annum (any changes in such rates to be effective as of the date of any change in such rate). The adjusted LIBOR rate, with respect to each interest period for any loan that bears interest at a rate determined by adjusted LIBOR, is (a) the rate per annum equal to the London interbank offered rate for deposits in U.S. dollars appearing on Reuters screen page LIBOR 01 at approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period, with a maturity comparable to such interest period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System). In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Credit Agreement, the Company is required to pay a quarterly commitment fee of 0.25% to 0.375% (based upon the Company’s leverage ratio) of the unused amount of the lenders’ commitments under the Credit Agreement. The applicable margins range between 0.50% to 1.50% for base rate loans and 1.50% to 2.50% for adjusted LIBOR loans, in each case based upon the Company’s leverage ratio.

Although the Credit Agreement is not secured by any of the Company’s assets, two of the Company’s wholly-owned subsidiaries, Molina Information Systems, LLC and Molina Medical Management, Inc., have jointly and severally guaranteed the Company’s obligations under the Credit Agreement.

The Credit Agreement includes usual and customary covenants for credit facilities of this type, including negative covenants with respect to, subject to the exceptions set forth in the Credit Agreement, additional indebtedness, liens, mergers, asset sales and other fundamental changes, acquisitions, dividends and other distributions, affiliate transactions, investments, amendments to organizational documents and accounting changes. The Credit Agreement also requires the Company and its subsidiaries to maintain on a consolidated basis (a) a ratio of total net debt to total EBITDA of not more than 4.00 to 1.00, which ratio declines to 3.50 to 1.00 with respect to each fiscal quarter of the Company ending after September 30, 2016, (b) a ratio of EBITDA to interest expense of greater than 3.50 to 1.00 and (c) a ratio of net worth to the applicable statutory net worth requirement for the Company and each regulated subsidiary of the Company of not less than 1.05 to 1.00.

In the event of a default by the Company under the Credit Agreement, including a payment default, a breach of a covenant or a cross-default to other debt of the Company in excess of $30 million, the lenders may terminate the commitments under the Credit Agreement and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, in case of a bankruptcy or insolvency event of default, the commitments under the Credit Agreement will automatically terminate. Upon an acceleration of the indebtedness after an event of default, the lenders may enforce any and all rights and remedies created under the Credit Agreement or applicable law.

In addition to SunTrust Bank, the other lenders are: Bank of America, N.A., Wells Fargo Bank, National Association, BOKF, N.A. dba Bank of Albuquerque, East West Bank, MUFG Union Bank, N.A., UBS AG, Stamford Branch and U.S. Bank National Association.

The agents and certain lenders under the Credit Agreement and their affiliates may have in the past provided, and each of the agents and lenders and their affiliates may in the future provide, lending, commercial banking and other financial and advisory services to the Company and its subsidiaries in the ordinary course of their respective businesses. These parties have received, and may in the future receive, customary compensation from the Company for such services.

A copy of the Credit Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the terms of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 with respect to the $250 million five-year revolving Credit Agreement is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Credit Agreement, dated as of June 12, 2015, by and among Molina Healthcare, Inc., Molina Information Systems, LLC, Molina Medical Management, Inc., certain lenders named on the signature pages thereto and SunTrust Bank, as Administrative Agent, Swingline Lender and Issuing Bank

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: June 15, 2015	By:	/s/ Jeff D. Barlow
Jeff D. Barlow
Chief Legal Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of June 12, 2015, by and among Molina Healthcare, Inc., Molina Information Systems, LLC, Molina Medical Management, Inc., certain lenders named on the signature pages thereto and SunTrust Bank, as Administrative Agent, Swingline Lender and Issuing Bank